As filed with the Securities and Exchange Commission on August 3, 2004

Registration No. 333 –

Securities And Exchange Commission

Washington, D.C. 20549

Form S-8

Registration Statement
Under The Securities Act Of 1933

IVAX CORPORATION

(Exact name of registrant as specified in its charter)

Florida	16-1003559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 Biscayne Blvd., Miami, Florida 33137
(Address of Principal Executive Offices, Zip Code)

IVAX Corporation 2004 Incentive Compensation Plan
(Full title of the plan)

Steven D. Rubin
Senior Vice President,
General Counsel and Secretary
IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000
(Name, address, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price Per	Aggregate Offering	Amount of
to be Registered	be Registered	Unit (1)	Price (1)	Registration Fee
Common Stock, $. 10 par value	25,000,000 (2)	$20.28	$507,000,000	$64,237

Common Stock Purchase Rights (3)	23,437,500	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices per share of Common Stock of IVAX Corporation on July 27, 2004 on the American Stock Exchange.

(2)	This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchanges of shares or other similar events.

(3)	The common stock purchase rights are attached to, and trade and transfer with, the common stock. The common stock purchase rights are only exercisable upon the occurrence of certain prescribed events, none of which has occurred.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as the prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

(c)	the Registrant’s Proxy Statement on Schedule 14A dated June 7, 2004 and Proxy Supplement dated June 25, 2004;

(d)	the Registrant’s Current Report on Form 8-K filed on April 29, 2004;

(e)	the Registrant’s Current Report on Form 8-K filed on June 25, 2004;

(f)	all other reports filed by the Registrant pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since January 31, 2004;

(g)	the description of the Registrant’s common stock, par value $.10 per share, to be offered pursuant to the Registrant’s 2004 Incentive Compensation Plan (the “2004 Plan”) which description is contained in the Registration Statement on Form 8-B, filed by the Registrant with the Commission on July 28, 1993, including any amendments or reports filed for the purpose of updating such description; and

(h)	the description of the Registrant’s common stock purchase rights contained the current report on Form 8-K filed on December 31, 1997.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     FLORIDA BUSINESS CORPORATION ACT. Section 607.0831 of the Florida Business Corporation Act (the “Florida Act”) provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Section 607.0850 further provides that such indemnification may be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct.

     In addition to the foregoing, Section 607.0850 permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) a transaction in violation of Florida Statutes 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

     Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

     BY-LAWS. The Registrant’s bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

     INDEMNIFICATION AGREEMENTS. The Registrant has entered into indemnification agreements with each of its officers and directors. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual’s involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determine the officer’s or director’s right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

     DIRECTOR AND OFFICER LIABILITY INSURANCE. The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

     INDEMNIFICATION UNDER THE 2004 PLAN. The 2004 Plan provides that, in addition to such rights as they may have as directors of the Registrant, directors, the members of the Committee of the board of directors and any agent of the Committee who is an employee of the Registrant which administers the 2004 Plan shall be indemnified by the Registrant with respect to any action or failure to act relating to the 2004 Plan, except in circumstances involving such person’s willfull misconduct.

Item 7. Exemption from Registration Claimed.

     None claimed.

Item 8. Exhibits

4.1	Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-B filed by the Registrant with the Commission on July 28, 1993. (1)

4.2	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 filed by the Registrant with the Commission on August 14, 2002. (1)

4.3	Rights Agreement, dated December 29, 1997, between IVAX Corporation and ChaseMellon Shareholder Services, L.L.C., with respect to the IVAX Corporation Shareholder Rights Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K dated December 19, 1997. (1)

5.1	Opinion of Counsel. (2)

23.1	Consent of Ernst & Young. (2)

23.2	Consent of Counsel is included in Exhibit 5.

24	Power of Attorney of certain officers of IVAX Corporation. (3)

99	IVAX Corporation’s 2004 Incentive Compensation Plan, incorporated herein by reference to Exhibit B to the Registrant’s Proxy Statement on Schedule 14A dated June 7, 2004 filed by the Registrant with the Commission on May 26, 2004 and Supplement to Proxy Statement filed with the Commission on June 25, 2004. (1)

(1)	Incorporated by reference as indicated.

(2)	Filed herewith.

(3)	Included on signature pages of this Registration Statement.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on August 3, 2004.

IVAX CORPORATION
By:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D.
Chairman of the Board and Chief Executive Officer

Power of Attorney

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas E. Beier and Thomas E. McClary, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-8 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments or supplements to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 3, 2004

/s/ Neil Flanzraich Neil Flanzraich	Director, Vice Chairman and President	August 3, 2004

/s/ Jane Hsiao, Ph.D. Jane Hsiao, Ph.D.	Director, Vice Chairman- Technical Affairs and Chief Technical Officer	August 3, 2004

/s/ Thomas E. Beier Thomas E. Beier	Senior Vice President – Finance and Chief Financial Officer (Principal Financial Officer)	August 3, 2004

/s/ Thomas E. McClary Thomas E. McClary	Vice President- International Finance (Principal Accounting Officer)	August 3, 2004

/s/ Betty G. Amos Betty G. Amos	Director	August 3, 2004

/s/ Mark Andrews Mark Andrews	Director	August 3, 2004

/s/ Ernst Biekert, Ph.D. Ernst Biekert, Ph.D.	Director	August 3, 2004

/s/ Paul L. Cejas Paul L. Cejas	Director	August 3, 2004

Signature	Title	Date
/s/ Jack Fishman, Ph.D. Jack Fishman, Ph.D.	Director	August 3, 2004

/s/ Bruce W. Greer Bruce W. Greer	Director	August 3, 2004

/s/ David A. Lieberman David A. Lieberman	Director	August 3, 2004

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Director	August 3, 2004

/s/ Bertram Pitt, M.D. Bertram Pitt, M.D.	Director	August 3, 2004

Exhibit Index

Exhibit Number	Description
5	Opinion of Counsel

23.1	Consent of Ernst & Young

23.2	Consent of Counsel is included in Exhibit 5